Exhibit 99.2



Contact:                                                      NEWS RELEASE
David A. Buzen
Chief Financial Officer
Catherine C. Bailey
Director of Communications
212-974-0100


                             CAPITAL RE CORPORATION
                         RECEIVES REVISED OFFER FROM ACE
                    FOLLOWING FAVORABLE DELAWARE COURT RULING


NEW YORK, NY, October 26, 1999 -- Capital Re Corporation (NYSE: KRE) announced this morning that it had received a further revised offer from ACE Limited. The increased offer was delivered to Capital Re by ACE immediately following the issuance, by Vice Chancellor Strine of Delaware Chancery Court, of an opinion denying ACE's October 21,1999 motion to obtain a temporary restraining order seeking to enforce ACE's original merger agreement with Capital Re and prevent Capital Re from accepting a superior offer from XL Capital Ltd.

The Court's ruling permits Capital Re's Board to accept XL's $14.00 all cash offer made on October 18, 1999, if ACE has not made an offer "at least as favorable" as XL's offer. Under the revised offer, ACE is now proposing to amend its October 18, 1999 offer to provide Capital Re shareholders with 0.65 shares of ACE for each Capital Re share plus cash equal to the greater of $1.30 or an amount necessary to deliver $14.00 in value to Capital Re shareholders, up to a maximum cash amount of $4.68 per share. Capital Re shareholders would receive value of $14.00 per share at closing if ACE's stock price is between $14.34 and $19.54 per share. If ACE's stock price is below $14.34 per share or above $19.54 per share, Capital Re shareholders would receive less value or more value, respectively.

The Special Committee of the Capital Re Board will meet on Tuesday morning, October 26, to evaluate whether the latest ACE offer is "at least as favorable" as XL's $14.00 all cash offer.

Capital Re is a specialty reinsurance group providing innovative solutions to problems of financial risk and management. Capital Re's two principal divisions, financial guaranty and financial risk, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance and financial solutions.


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The statements contained in this release and statements that the Company may make orally in connection with this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by the Company with the Securities and Exchange Commission.


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